Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in Post-Effective Amendment No. 1 to the Registration Statement (Form S-3 No. 333-182103) and related Prospectus of Newcastle Investment Corp. and Subsidiaries for the registration of common stock, preferred stock, depositary shares, debt securities and warrants and to the incorporation by reference therein of our report dated March 3, 2014, except for Notes 2, 4, 5, 12-14, 18 and 19, as to which the date is May 5, 2014, with respect to the consolidated financial statements of Newcastle Investment Corp. and Subsidiaries included in its Current Report on Form 8-K dated May 5, 2014, and our report dated March 3, 2014, with respect to the effectiveness of internal control over financial reporting of Newcastle Investment Corp. and Subsidiaries, included in its Annual Report (Form 10-K) for the year ended December 31, 2013, both filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

New York, NY

February 27, 2015